Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (hereinafter “Agreement”) is hereby entered into this 13th day of June 2025 between Climb Global Solutions, Inc. (hereinafter “the Company”) and Vito Legrottaglie (hereinafter “Mr. Legrottaglie”), who are collectively referred to herein as the “Parties.” In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    In full and complete settlement of these matters, the Company agrees to: (1) Retain Mr. Legrottaglie as a consultant (independent contractor) from June 15, 2025, through August 15, 2025 paying Mr. Legrottaglie a total of $51,666.68, the adequacy of which is hereby acknowledged, provided Mr. Legrottaglie performs the duties assigned to him supporting the transition period for the new Chief Information Officer to the reasonable satisfaction of the Company. Mr. Legrottaglie agrees that he is not otherwise entitled to the above-described consideration from the Company or the accelerated vesting of equity described in Paragraph 3 below unless he signs this Agreement. Mr. Legrottaglie further agrees that, except as provided in this Agreement, he is not entitled to any compensation, payments, reimbursement, equity, stock, options, benefits or remuneration in any form from the Company or any Releasee.

2.    The Company will make the payment to Mr. Legrottaglie for his consulting services in two equal amounts of $25,833.34 paid on July 15, 2025 and August 15, 2025, provided Mr. Legrottaglie’s remains retained as a consultant. Should the consulting relationship end prior to August 15, 2025, the payments will be prorated for the duration that Mr. Legrottaglie performed consulting services and paid out on August 15, 2025. Mr. Legrottaglie agrees that he is solely responsible for any and all taxes on the above-described payments and on the value of the Equity Awards (defined below) that vest and are settled under Paragraph 3. Mr. Legrottaglie further agrees to indemnify and hold harmless the Company from any and all liabilities, penalties, interest, costs, expenses, losses, damages, and reasonable attorneys’ fees which the Company may hereafter sustain, incur or be required to pay as a consequence of, arising out of, or relating in any way to this payment to Mr. Legrottaglie. Mr. Legrottaglie understands and acknowledges that the Company makes no representations to him regarding the income tax treatment or consequences of any sums paid in connection herewith.

3.    Mr. Legrottaglie’s outstanding restricted stock and restricted stock units (“Equity Awards”) shall be treated as follows:

(a)

With respect to Mr. Legrottaglie’s time-vested Equity Awards, he shall vest in a total of 1,807 time-vested shares and/or restricted stock units when this Agreement becomes irrevocable by Mr. Legrottaglie. (See Exhibit A for details.)

(b)

With respect to Mr. Legrottaglie’s performance-vested Equity Award (granted on April 14, 2023) (the “Performance Award’), notwithstanding the generally applicable requirement to remain employed through January 1 following the performance cycle as a condition of vesting, he shall vest in a number of restricted stock units determined as follows:

(1)	The maximum level of performance (not less) shall be assumed to have been attained for each performance goal.

(2)

Mr. Legrottaglie shall vest in the number of restricted stock units granted under the Performance Award multiplied by a fraction, the numerator of which is the number of months of employment during the performance period (through and including June 2025) and the denominator of which is 36.

Therefore, Mr. Legrottaglie will vest in a total of 2,755 performance-vested restricted stock units when this Agreement becomes irrevocable by Mr. Legrottaglie. See Exhibit A for details.

Vested restricted stock units shall be settled promptly after the date on which this Agreement becomes irrevocable by Mr. Legrottaglie. Non-vested restricted stock units shall be forfeited on the date this Agreement becomes irrevocable by Mr. Legrottaglie. Income and payroll taxes will be withheld on the value of equity vesting and settled under this Paragraph 3.

4.     Mr. Legrottaglie’s employment with the Company shall involuntarily terminate effective June 13, 2025. Mr. Legrottaglie hereby waives all payments and benefits to which he would otherwise be entitled under the Company’s Executive Severance and Change in Control Plan in exchange for the payments and benefits provided under this Agreement. Nonetheless, Mr. Legrottaglie agrees that he remains bound by and will abide by the terms of the Company’s Executive Severance and Change in Control Plan imposing requirements on him, including but not limited to, Sections 10 and 11 thereof.

5.    As additional consideration for the releases contained in this Agreement, the Company agrees that if Mr. Legrottaglie elects to file for unemployment insurance benefits, the Company will not contest any claim.

6.    Should the Company issue a press release related to Mr. Legrottaglie’s separation of employment, the Parties agree to mutually prepare and agree to the language prior to the release.

7.     The Parties acknowledge that after June 13, 2025, Mr. Legrottaglie will not be an employee of the Company and that Mr. Legrottaglie will perform the consulting services as an independent contractor. Mr. Legrottaglie agrees to furnish all labor, materials, equipment and tools necessary for the expeditious and satisfactory completion of his duties as a consultant. Mr. Legrottaglie acknowledges and agrees that as a consultant, he is not eligible for any Company employee benefits including, but not limited to, holiday(s), vacation, sick pay, withholding taxes (federal and state), social security, Medicare, unemployment or disability insurance, workman’s compensation, health and welfare benefits, profit sharing, retirement benefits, or any equity or equity-based compensation (except as provided in this Agreement). In order to remain retained as a consultant, Mr. Legrottaglie must provide all necessary assistance in transitioning his job duties.

8.    Mr. Legrottaglie agrees that he will surrender to the Company every item and every document that is the Company's property (including but not limited to keys, credit cards, phones, records, computers, peripherals, computer files and disks, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form by June 13, 2025, or upon demand by the Company, whichever is earlier. All of these materials are the sole and absolute property of the Company.

9.     After August 15, 2025, Mr. Legrottaglie agrees to provide the Company with reasonable assistance from time to time as the Company may request related to matters on which he previously worked or is familiar. Mr. Legrottaglie will be compensated for time spent on these activities at the hourly rate of $200.00 and will perform these services as an independent contractor.

10.    All reference requests from Mr. Legrottaglie’s prospective employers shall be directed to Human Resources.. The Parties agree that the Company will only provide to prospective employers Mr. Legrottaglie’s dates of employment and job titles held during his employment. No other information will be shared.

11.    Mr. Legrottaglie agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, he will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, causes of action, damages of any kind, obligations, contracts, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from the Company. This waiver and release does not apply to any claim that may arise after the date that Mr. Legrottaglie signs this Agreement. This is a General Release. Mr. Legrottaglie expressly acknowledges that this General Release includes, but is not limited to, Mr. Legrottaglie’s intent to release the Company from any claim relating to his employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, pension claims, employee benefit claims (including, but not limited to, claims under the Company’s Executive Severance and Change in Control Plan), severance benefits (including, but not limited to, claims under the Company’s Executive Severance and Change in Control Plan), statutory claims, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Family and Medical Leave Act (“FMLA”) (29 U.S.C. §§ 2601 et seq.), and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment. The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Mr. Legrottaglie for breach of any provision of this Agreement.

12.    Mr. Legrottaglie represents and agrees that he has not instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees. Mr. Legrottaglie agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to his employment with the Company or that arose on or prior to the date of this Agreement. Nothing in this Agreement prohibits Mr. Legrottaglie from filing a charge or claim with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, Mr. Legrottaglie waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Mr. Legrottaglie or by any government agency on his behalf. Mr. Legrottaglie agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Mr. Legrottaglie relating to any claim that is covered by this Agreement, Mr. Legrottaglie will immediately file a dismissal with prejudice of such claim or remedy. Nothing in this Agreement prevents Mr. Legrottaglie from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Mr. Legrottaglie has reason to believe is unlawful. This paragraph is not limited in any way by any non-disparagement or confidentiality obligations Mr. Legrottaglie has or may have under this Agreement or otherwise.

13.    Mr. Legrottaglie acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from the Company of any kind, except as expressly provided in this Agreement.

14.    The Parties further agree that, in entering into this Agreement, the Company is expressly relying on the foregoing representations by Mr. Legrottaglie. The Parties further agree that the representations made by Mr. Legrottaglie in the proceeding paragraphs are admissions by Mr. Legrottaglie and are admissible, if offered by the Company, as a sworn statement of fact by Mr. Legrottaglie in any proceeding between the Parties.

15.    Mr. Legrottaglie agrees that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of the Company under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

16.    Mr. Legrottaglie agrees that, to the maximum extent permitted by law, the terms of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed, and have not been disclosed, to any person or entity. Mr. Legrottaglie may disclose the settlement to his attorneys, accountants and tax advisors who, as agents and representatives of Mr. Legrottaglie, also must keep the terms of this Agreement strictly confidential. Mr. Legrottaglie agrees to accept full responsibility and liability for any breach of the confidentiality provisions of this Agreement by his agents or representatives.

17.    The Parties mutually agree that, to the maximum extent permitted by law, they will not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites), or by any deed or act of communication, disparage, criticize, condemn or impugn the other or its shareholders, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements. In the event the Parties are requested or required by a court or government agency order or request, or through subpoena or discovery request, to disclose information that may be deemed covered or implicated by this provision, the Parties agrees to give the other, verbally and in writing, as much advanced notice as possible of such pending disclosure so that either Party may contest the disclosure or seek a protective order. The Parties also agree to limit any disclosure to the amount that is legally required to be disclosed. With respect to the Company’s nondisparagement obligation under this Section 17, the individuals subject to the obligation are the Company’s directors and officers.

Mr. Legrottaglie agrees that a violation or breach of his duties, obligations or covenants in this Agreement by Mr. Legrottaglie will support a cause of action for breach of contract, and will entitle the Company to recover damages flowing from such breach, specifically including, but not limited to, the recovery of any payments made to Mr. Legrottaglie under this Agreement, to stop any payments or obligations owing under this Agreement, to recover the costs and attorneys’ fees the Company incurs to recover under this paragraph and to obtain injunctive, monetary or other relief permitted by law. It is expressly agreed that the non-exclusive damages set forth above in this paragraph in the event of a breach are not a penalty, but are fair and reasonable in light of the difficulty of proving prejudice to the Company in the event of such a breach. This Paragraph expressly excludes the consulting services Mr. Legrottaglie agrees to perform and the Company agrees to pay following his separation of employment as outlined in Paragraphs 1 and 2.

18.    The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Legrottaglie and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

19.    The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of New Jersey regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that the state courts of the State of New Jersey and, if the jurisdictional prerequisites exist, the United States District Court for the District of New Jersey, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. Mr. Legrottaglie and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

20.    If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

21.    If the Company seeks a restraining order, injunction or any other relief, including but not limited to damages, equitable or legal relief, against Mr. Legrottaglie as a result of his breach of any provision of this Agreement, and recovers any such relief, Mr. Legrottaglie agrees to reimburse the Company for the reasonable attorneys’ fees, costs and other expenses it incurred in obtaining or attempting to obtain that relief (even if other relief were denied).

22.    Mr. Legrottaglie understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was June 10, 2025, to consider his decision to sign it, and that he may unilaterally waive this period at his election. Mr. Legrottaglie’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period. By signing this Agreement, Mr. Legrottaglie expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will.

23.    Mr. Legrottaglie acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement, and that this Agreement shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. Mr. Legrottaglie expressly agrees that, in order to be effective, his revocation pursuant to this Paragraph must be in writing and must actually be received by Dale Foster by 5:00 p.m. on or before the seventh day following his execution of this Agreement.

24.    The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.

25.    The Company hereby advises Mr. Legrottaglie to consult with an attorney prior to executing this Agreement.

26.    Mr. Legrottaglie acknowledges, certifies and agrees: (a) that he has carefully read this Agreement and understands all of its terms; (b) that he had a reasonable amount of time to consider his decision to sign this Agreement; (c) that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect; (e) that Mr. Legrottaglie is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any State; (f) that Mr. Legrottaglie has incurred no work-related injuries; and (g) that Mr. Legrottaglie has received all family or medical leave to which he was entitled under the law.

27.     Mr. Legrottaglie acknowledges and agrees to the following provisions relating to transactions in Company securities:

(a)	Mr. Legrottaglie remains a “covered person” under the Company’s Insider Trading Policy (“ITP”) during Mr. Legrottaglie’s period of service as an independent contractor.

(b)

After Mr. Legrottaglie’s period of service as an independent contractor ends, he remains subject to ITP Part I, Section 4(d), which prohibits post-service trading while in possession of material non-public information. Without limiting the ITP, any transactions by Mr. Legrottaglie involving Company securities will remain subject to all applicable federal and state securities laws, including, without limitation, laws regarding trading on the basis of material nonpublic information.

(c)

If Mr. Legrottaglie’s period of service as an independent contractor ends outside of a “trading window” (as defined by the ITP), Mr. Legrottaglie will not be permitted to transact in Company securities until the next Trading Window.

(d)	Mr. Legrottaglie acknowledges that he shall remain subject to the Company’s clawback policies, to the extent provided therein or as otherwise required by law.

(e)

Mr. Legrottaglie acknowledges that he remains subject to certain potential liability and filing provisions under Section 16 of the Securities Exchange Act of 1934 (“Section 16”) for six months following his period of service as an independent contractor. Mr. Legrottaglie shall be solely responsible for any filings that he is required to make under Section 16 after his period of service as an independent contractor ends.

28.    This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Vito Legrottaglie                             June 12, 2025

Vito Legrottaglie                                  Date

/s/ Dale Foster                                      June 12, 2025

Dale Foster                                           Date

For: Company

EXHIBIT A

ACCELERATED VESTING

FOR RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Time-Vested

Grant Date                  # Shares/RSUs

3/1/2022                  730

2/28/2023                  588

4/14/2023                  489

Performance-Vested

Grant Date                  # Shares/RSUs

4/14/2023                  2,755 (30/36 of the 2,204 RSUs granted, multiplied by 150%)

Total:                           4,562